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                                                                    EXHIBIT 4.67

China Mobile                            Liaoning Mobile Communications Co., Ltd

                  COOPERATION AGREEMENT ON MOBILE MONTERNET SMS

Contract Number: __________
Execution Place: __________

Party A: Liaoning Mobile Communications Co., Ltd
Representative: Mr. Wang Xueli
Address: No.6, Xin Long Street, Hun Nan Xin District, Shenyang
Postcode: 110179
Mobile phone: 13889888988
Fax: 024-83781189
Bank: Zhongshan Branch of Shenyang, China Construction Bank
Bank account: 521261645-18

Party B: Beijing LFMobile Technology Co., Ltd.
Representative: Mr. Guan Mingjie
Address: 33/F, Building A, Peng Run Building, No.26 Xiaoyun Road, Chaoyang District, Beijing
Postcode: 100016
Tel: 010-51088686
Fax: 010-51088650
Bank: Beijing Business Centre Branch, Industry and Commerce Bank of China Bank account: 0200080609200090360

Liaoning Mobile Communications Co., Ltd (hereinafter referred to as Party A) is a network operator approved by the competent departments of Information Industry Ministry. As a Mobile Operator, Party A provides the paid service of communications channels, settlement platform and commissioned charges settlement to service providers of message application.

Beijing LFMobile Technology Co., Ltd. (hereinafter referred to as Party B) is an operator of Communications Value-added Services (operation license (cross-area) Code of added-value Telecommunication service: B2-20040489) approved by the competent departments of China Telecommunications. As a provider of message application, Party B directly provides message added-value service to users of Party A.

Whereas:

Party A has had side access to message application network of Beijing Mobile Communications Co.,Ltd. (main provincial operator of access), that Party A is one of provinces of message

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China Mobile                            Liaoning Mobile Communications Co., Ltd

application of Party B, Both Parties, in the principle of mutual benefit, mutual advantage complement and common development, agree to conclude and enter into the following agreement:

I.   METHODS AND CONTENTS OF COOPERATION

     1. Party A, as a provider of message network and charge settlement platform, provides the paid communications and charge settlement service. During the validity period of this Agreement, the company code for Party B in Party A's province is 901122, service code 1828.

     2. Party B provides various value-added services to subscribers of Party A through platform of Party A. Party B provides timely services with good quality in accordance with Party B's requirements. Party A provides the paid charges calculation and settlement service to Party B through its charge calculation and business supporting system.

II.  RIGHTS AND OBLIGATIONS

1)   OBLIGATIONS OF PARTY A

     a) Party A provides charge calculation and settlement of message services in accordance with Party B's requirement.

     b) In case of commissioning, maintenance and upgrade of system or other operations which are predictable or might cause service suspension, Party A shall inform Party B in writing, by email or other methods 7 days in advance, including details about suspension reasons, times and period.

     c) Party A shall provide the relevant access specifications and technological agreement standards to Party B and help Party B to connect server to message net gate of Party B. Meanwhile, Party A shall ensure smooth network and execute the relevant obligations stipulated in the access agreement signing with subscribers.

     d) Party A shall assume responsibilities of consultations, complaints and lawsuits arising from network communications problems, meanwhile, set up a initial questioning responsibility system, in terms of problems needing to solve with help of Party B, Party A will transfer to Party B and make follow-up and phone call to subscribers for feedbacks.

     e) With permission of conditions, Party A shall provide information about the actual commissioned charges.

     f) In case of information which is officially publicized by Party A and have direct effect on business development of Party B, Party A shall inform Party B, but excluding confidential information that is related to state and Party B.

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China Mobile                            Liaoning Mobile Communications Co., Ltd

     g) In case of service suspension arising from bad operation or other reasons from Party A, Party A shall inform Party B in details prior to 3 months and make explanations to subscribers and deal with problems.

2)   RIGHTS OF PARTY A

1. Party A will not assume any risks of outstanding charges arising from number cancellation and pre-cancellation, out of service as well as refusal of recharge from subscribers, and not calculate the charge of subscribers who do not subscribe information service.

2. Party A is entitled to make cooperation management methods, examination terms and subscribers' service standards and documents of monternet and require Party B to abide by and carry out. Cooperation management methods, relevant details as well as relevant regulations made by Party B based on the service development of monternet are an importantly integral part of this Agreement and hold the same effectiveness as this Agreement. In the aftermath, Party B will make necessary complements and modifications in accordance with the development of monternet service, and publicize in time or inform Party B the new version. Party B shall abide by and carry out all regulations made by Party A. Party A will make evaluation based on how well Party B abides by these regulations and take relevant measures in accordance with evaluation results.

3. Party A is entitled to check relevant documents related to normal business operations including operation certificate of internet information service and telecommunications value-added service, credit standing certification, business license, information resources and bank account.

4. Party A is entitled to check the services which are increased or altered, and delete contents which don't conform to relevant regulations on state information security. In case of service which is provided by Party B without approval, Party A shall have the right to pursue responsibility in accordance with cooperation management methods of monternet.

5. Due to the fact that abnormal and overloaded short messages with big quantity will affect operation security of Party A's network, Party A reserves the right to limit sending or to adjust flow rate of short message in time in accordance with system capacity of short message. Meanwhile, Party A shall have the right to require Party B to deal with junk message or illegal attacks from Party B within a specified time, in case of any junk message or illegal attacks that are not dealt with timely, Party shall have the right to take measures to deal with. In case of emergency, in order to protect legitimate rights of subscribers, Party A shall have the right to take measures to suspend communication access without informing Party B. Should Party B publicizes any illegal information through short message platform of Party A, Party A shall have the right to immediately suspend communication access and reserve the right to further pursue Party B's responsibility.

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China Mobile                            Liaoning Mobile Communications Co., Ltd

6. Should Party A deals with complaints of subscribers arising from Party B's responsibilities, in case of information charge that are required by subscribers to return, Party A shall have the right to pay in advance to subscribers on behalf of Party B and then make settlement with Party B.

7. Should Party B fails to reach operation level required by Party A, Party A shall have the right to close communication access in advance and stop cooperation with Party B.

8. Party A shall have the right to suspend and stop temporarily cooperation relationship with Party B, or providing commissioned charge calculation and settlement service to Party B.

3)   OBLIGATIONS OF PARTY B

1. Party B shall have business license, content or application service operation qualification, and present to Party A the real information value-added services operation certificate approved by Ministry of Information Industry or local competent departments of Telecommunications credit standing certification, perfect after-sale service system, price approval certificate and bank account.

2. Party B shall ensure stable service quality, especially information security and service quality during key period, and Party B shall ensure smooth communications of 168 hours, and have obligation to declare free responsibility regulations to subscribers.

3. Should Party B needs to increase or alter service, Party B shall submit application to Party A in advance, only after approval of Party A, Party B can increase or alter this kind of service.

4. In case of commissioning, maintenance and upgrade of system or other operations which are predictable or might cause service suspension, Party B shall inform Party A in writing, by email or other methods prior to 7 days, including details about suspension reasons, times and period and declare to subscribers.

5. Party B shall abide by cooperation management methods, examination terms and subscribers' service standards of monternet and regulations of relevant documents made by Party B through which Party A aims to standardize monternet market, and take corresponding responsibilities arising from violations of relevant regulations.

6. Party B shall provide special direct line customer phone for dealing with complaints, and take responsibilities for consultations and complaints that are not caused by network communications of Party A, meanwhile, deal with various consultations, enquiries and complaints arising from network communications problems. Party B shall set up an initial questioning responsibility system, in terms of problems needing to solve with help of Party A, Party B will transfer to Party A and make follow-up and phone call to subscribers for feedbacks.

7. Even during the commissioning period of Party B, Party B shall ensure normal operation of Party A's network, while sending short message to communications platform of Party A, the

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China Mobile                            Liaoning Mobile Communications Co., Ltd

     speed can not exceed the access flow rate limit assigned by Party A, Party B can not make tests with big flow rate without permission, otherwise all results arising from tests shall be assumed by Party B.

8. Party B shall take strict management of network access and relevant accounts limits to ensure network and information security, Party B shall assume all responsibilities arising from bad management.

9. Should Party B can not provide service to Party A in case of bad operation and other reasons from Party B, Party B shall inform Party A in details 3 months in advance and make relevant explanations to subscribers and deal with subsequent problems.

10. Party B shall abide by all regulations jointly agreed by both Parties, provide monthly settlement invoice immediately and make settlements of information charges with Party A and ensure not to delay settlement. Party B shall assume relevant responsibilities arising from failing to provide settlement invoice within the specified time.

4)   RIGHTS OF PARTY B

1. Party B shall have the right to require Party A to provide net gate standards of internet short message and relevant technological agreement regulations, and require Party A to coordinate to ensure Party B to provide service to subscribers.

2. Party B shall have the right to require Party A to adjust the flow rate limit of network access on the condition of without exceeding system capacity of Party A based on the development of service.

3. Party B shall have the right to increase and alter service regularly in accordance with this Agreement and monternet cooperation management methods, and price the information charges of various service.

4. In case of information that is made internally and publicized by Party B, that have direct effect on service development, Party B shall have the right to know, but excluding confidential information related to state and Party A.

5. Party B shall have the right to require Party A to coordinate to deal with subscribers' complaints if necessary.

6. Party B shall have the right to require Party A to provide the paid charge calculation and settlement services agreed by Party A.

III. PROCEEDS DISTRIBUTION

1. Party A shall have the full right to charge subscribers for using mobile communications network resources.

2. Information charges from application service or information service shall be held, and be

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China Mobile                            Liaoning Mobile Communications Co., Ltd

     charged in accordance with the standards of payable information charge of LiaoNing Mobile subscribers.

3. The distribution proportion of information charge is 15: 85 between Party A and Party B.

4. The period of charge calculation of monternet service is from zero clock of the first day to the last day of 24' o clock each month.

5. Calculation and settlement of information charges shall be done based on the official sheet issued by system of Party A, and service charging at quantity shall be calculated based on the successful sending, and service charging monthly shall be subscribed in the real name of subscribers and be calculated based on the successful subscription.

6.   Below are not included in the information charges settled by both Parties.

     1.   Number cancellation charge (including pre-cancellation charge)

     2.   Charge of out-of-service

     3.   Potential subscribers charge

     4.   Excessive charge on average of short message

     5.   Charges on charge return (double charges return)

     6.   Personal consumption hedge and deliberate outstanding charge.

7. Party A shall provide settlement list of charge calculation of previous month before the 15th day of every month, and Party B shall make feedbacks on charge settlement results within 5 days (from zero clock of the 16th day of every month to 24' o clock of the 20th day) upon receiving charge calculation sheet. Should Party B does not make timely feedback, the sheet will be deemed as right. Should Party B finds there is more than 5% of amount difference in the sheet, Party B can apply for second check and enter into checking process with the help of provision of settlement database by Party B.

8. Party B issues and delivers invoice to Party A based on the settlement sheet from Party A. Party B only accept invoice before the 25th day of every month. Should there are any disputes about charge calculation sheet, database from Party A shall prevail on the condition that the amount difference does not exceed 5% of total calculating based on successful service, otherwise, both Parties make settlements in accordance with settlement sheet first and keep balance during next settlement.

IV.  CONFIDENTIALITY

     1. In accordance with this Agreement, "proprietary information" refers to information one Party gets from the other Party ("the discloser") that is developed, created, found by the discloser, that is known by or transferred to the discloser or has commercial value on business of the discloser. Proprietary information includes but not limit to the followings: 1.relevant business secrets, computer programs, design technologies, ideas, technology know-how, ethnics, database and business and products development plans.2.

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China Mobile                            Liaoning Mobile Communications Co., Ltd

          Information related to business of the disclosers or other information.3. Confidential information the disclosers get from the other Party. Both Parties agree that the discloser of information holds proprietary information that is very important to the discloser. Cooperation relationship of both Parties forms confidentiality and trust relationships related to proprietary information between both Parties.

     2. Without previous approval in writing of the discloser, the other Party will keep any proprietary information, and will not use and disclose these proprietary information to any person or entities, but excluding the condition of executing normal obligations under this Agreement.

     3. Both Parties shall take confidential responsibilities for contents of cooperation and this Agreement. Without previous approval in writing of either Party, the other Party can not disclose to the third Party the detailed contents of cooperation agreement and its relevant contents.

V.   TERMS AND CONDITIONS OF RESPONSIBILITY EXEMPTION

     Should either of both Parties fails to carry out or carry out incompletely obligations of this Agreement due to the force majure, both Parties take no responsibilities. But either Party or both Parties suffering from the force majure shall inform the other Party within 10 working days and provide the relevant certifications after suffering from the force majure. Both Parties shall consult for continuous implementation by either Party or both Parties after eliminating the effect of the force majure.

VI.  RESPONSIBILITIES FOR VIOLATION OF THIS AGREEMENT

     1. Should either of Party fail to carry out any terms and conditions in this Agreement and its attachment, they will be deemed as violation of this Agreement.

     2. Either of Party shall correct their behaviors within 10 working days and inform the other Party on the condition that Either of Parties received violation notification in details in writing or by email and confirm the actual violation. Should either of Parties confirms no violation, either of Parties shall make explanation or disputes in writing within 10 woking days and both Parties will consult about this, if no dispute is resolved, then resort to dispute terms and conditions of this Agreement.

     3. Should violation of this Agreement from either of both Parties exerts bad social influence or cause economic losses to the other Party, the other Party shall have the right to require one Party to eliminate bad influence and compensate economic losses and have the right to claim for civil responsibility.

VII. RESOLUTION OF DISPUTES

     In case of any disputes arising from the implementation of this Agreement, both Parties shall consult for resolution, if no disputes can be resolved, either of Parties can submit to Shenyang arbitration committee for arbitration, and the arbitration is final and

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China Mobile                            Liaoning Mobile Communications Co., Ltd

     binding on both Parties.

VIII. MISCELLANEOUS

     This Agreement is effective from December 1st, 2006 to November 30th, 2007. If no disputes arising herefrom during the effective period, this Agreement will extend automatically until application for termination by either of Party.

     1. Should Party B quits this service in accordance with cooperation management methods of monternet, this Agreement shall be terminated automatically as of the day when Party B quits this service.

     2. This Agreement has four copies, and comes into effect upon execution by representatives of both Parties; each Party holds two copies with the same effectiveness.

     3. The attachment is an integral part of this Agreement and has same effectiveness as this Agreement.

     4. During the valid period of this Agreement, both Parties can, through friendly consultation, alter some terms and conditions of this Agreement or cancel this Agreement. Should either of both Parties is to alter or cancel this Agreement, one Party shall inform the other Party in writing 30 days in advance. Without permission of the other party, one Party shall assume all responsibilities of the other Party arising from unilateral cancellation of this Agreement.

Party A's representative:               Party B's representative:


             [signature]                              [signature]
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Seal of Party A: [Seal]                 Seal of Party B: [Seal]